                                                                     Exhibit 2.2











                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             VEECO INSTRUMENTS INC.,

                            VEECO REAL ESTATE CORP.,

                      TULAKES REAL ESTATE INVESTMENTS, INC.

                                       AND

                               ITS SECURITYHOLDERS





                                OCTOBER 14, 1999

                                TABLE OF CONTENTS

                                                                                                       PAGE
I.       DEFINITIONS.....................................................................................1
         1.01     Certain Definitions....................................................................1

II.      THE MERGER......................................................................................6
         2.01     The Merger.............................................................................6
         2.02     Effective Time of the Merger...........................................................6
         2.03     Closing of the Merger..................................................................6
         2.04     Effects of the Merger..................................................................6
         2.05     Conversion of Shares...................................................................7
         2.06     Escrow.................................................................................8
         2.07     Subsequent Action......................................................................8

III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                  STOCKHOLDERS...........................................................................9
         3.01     Organization of the Company............................................................9
         3.02     Capitalization.........................................................................9
         3.03     Subsidiaries..........................................................................10
         3.04     Authorization.........................................................................10
         3.05     Financial Statements..................................................................10
         3.06     No Undisclosed Liabilities............................................................10
         3.07     Compliance with Law; Governmental Authorizations......................................10
         3.08     No Conflicts..........................................................................11
         3.09     Contracts.............................................................................11
         3.10     Litigation............................................................................12
         3.11     Books and Records.....................................................................12
         3.12     Real Property.........................................................................12
         3.13     Environmental Matters.................................................................13
         3.14     Accuracy of Representations and Warranties............................................13
         3.15     Pooling of Interests..................................................................14
         3.16     No Disposition........................................................................14
         3.17     Solvency..............................................................................14
         3.18     Disclosure............................................................................14

IV.      REPRESENTATIONS AND WARRANTIES OF VEECO AND ACQUISITION........................................14
         4.01     Organization of Veeco and Acquisition.................................................14
         4.02     Capitalization........................................................................15
         4.03     Non-Contravention.....................................................................15
         4.04     Reports...............................................................................16
         4.05     Absence of Certain Changes............................................................16


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                                                                                                      PAGE

         4.06     No Undisclosed Liabilities............................................................17
         4.07     Litigation............................................................................17
         4.08     Restrictions on Business Activities...................................................17
         4.09     Governmental Authorization............................................................17
         4.10     Compliance With Laws..................................................................18
         4.11     Pooling of Interests..................................................................18
         4.12     Accuracy of Representations and Warranties............................................18
         4.13     Disclosure............................................................................18

V.       COVENANTS......................................................................................18
         5.01     Access................................................................................18
         5.02     Conduct of Business of the Company and Veeco..........................................19
         5.03     Consents..............................................................................20
         5.04     Environmental Transfer Laws...........................................................20
         5.05     Notice of Breach; Disclosure..........................................................20
         5.06     Payment of Indebtedness by Affiliates.................................................20
         5.07     No Negotiation........................................................................20
         5.08     Blue Sky Laws.........................................................................20
         5.09     Listing of Additional Shares..........................................................21
         5.10     Additional Agreements.................................................................21

VI.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VEECO AND
         ACQUISITION....................................................................................21
         6.01     Representations and Warranties........................................................21
         6.02     Performance of Covenants..............................................................21
         6.03     Litigation............................................................................21
         6.04     Consents and Approvals................................................................21
         6.05     Appraisals............................................................................22
         6.06     Material Changes......................................................................22
         6.07     Delivery of Documents.................................................................22
         6.08     Articles of Merger....................................................................22
         6.09     Stockholder Approval..................................................................22
         6.10     Ion Tech Agreement....................................................................22
         6.11     Financial Statements..................................................................22

VII.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.............................................23
         7.01     Representations and Warranties........................................................23
         7.02     Performance of Covenants..............................................................23
         7.03     Litigation............................................................................23
         7.04     Consents and Approvals................................................................23
         7.05     Material Changes......................................................................23
         7.06     Delivery of Documents.................................................................23
         7.07     Articles of Merger....................................................................24


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                                                                                              PAGE

         7.08     Stockholder Approval.........................................................24
         7.09     Ion Tech Agreement...........................................................24

VIII.             INDEMNIFICATION; REMEDIES....................................................24
         8.01     Survival.....................................................................24
         8.02     Indemnification by the Company and the Stockholders..........................24
         8.03     Indemnification by Veeco.....................................................25
         8.04     Procedure for Indemnification-- Third Party Claims...........................26
         8.05     Exclusive Remedy.............................................................27

IX.      TERMINATION...........................................................................27
         9.01     Termination Events...........................................................27
         9.02     Effect of Termination........................................................27
         9.03     Amendment....................................................................27

X.       MISCELLANEOUS.........................................................................28
         10.01    Confidentiality..............................................................28
         10.02    Expenses.....................................................................28
         10.03    Public Announcements.........................................................28
         10.04    Successors...................................................................28
         10.05    Further Assurances...........................................................29
         10.06    Waiver.......................................................................29
         10.07    Entire Agreement.............................................................29
         10.08    Governing Law................................................................29
         10.09    Assignment...................................................................29
         10.10    Notices......................................................................29
         10.11    Headings.....................................................................30
         10.12    Counterparts.................................................................30
         10.13    Exhibits and Schedules.......................................................31
         10.14    Severability.................................................................31
         10.15    No Third-Party Beneficiaries.................................................31



Exhibit A-1       Articles of Merger to be filed with the Secretary of State of the State of Colorado
Exhibit A-2       Certificate of Merger to be filed with the Secretary of
                  State of the State of Delaware
Exhibit B         Escrow Agreement
Exhibit C         Investment Agreement

                          AGREEMENT AND PLAN OF MERGER


        This AGREEMENT AND PLAN OF MERGER (this "MERGER AGREEMENT"), is made as of October 14, 1999, by and among Veeco Instruments Inc., a Delaware corporation ("VEECO"), Veeco Real Estate Corp., a Delaware corporation and a wholly-owned subsidiary of Veeco ("ACQUISITION"), Tulakes Real Estate Investments, Inc., a Colorado corporation (the "COMPANY") and the stockholders listed on SCHEDULE 3.02(A) hereof (the "STOCKHOLDERS").

        The Boards of Directors of the Company, Acquisition and Veeco have determined that it is advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company with the result that the Company shall be the surviving corporation and shall become a wholly-owned subsidiary of Veeco (the "MERGER"), upon the terms and conditions set forth herein and in accordance with the provisions of the Colorado Business Corporation Act (the "CBCA") and the Delaware General Corporation Law (the "DGCL").

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, it is agreed as follows:

I.       DEFINITIONS.

        1.01 CERTAIN DEFINITIONS. For purposes of this Merger Agreement, the following terms shall have the following meanings:

                (a) "ACQUISITION" shall have the meaning set forth in the first paragraph of this Merger Agreement.

                (b) "AFFILIATE" of any Person shall mean a Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

                (c) "ARTICLES OF MERGER" shall have the meaning set forth in
Section 2.02.

                (d) "CBCA" shall have the meaning set forth in the recitals to this Merger Agreement.

                (e) "CLOSING" shall have the meaning set forth in Section 2.03.

                (f) "CLOSING DATE" shall have the meaning set forth in Section 2.03.

                (g) "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                (h) "COMPANY" shall have the meaning set forth in the recitals to this Merger Agreement.


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                (i) "COMPANY COMMON STOCK" shall mean the common stock of the
Company, without par value.

                (j) "CONSTITUENT CORPORATIONS" shall have the meaning set forth in Section 2.01.

                (k) "CONTRACT" shall mean any agreement, arrangement, commitment, indemnity, indenture, instrument or lease, including any and all amendments, supplements, and modifications (whether oral or written) thereto, whether or not in writing.

                (l) "DAMAGES" shall have the meaning set forth in Section 8.02.

                (m) "DGCL" shall have the meaning set forth in the recitals to this Merger Agreement.

                (n) "EFFECTIVE TIME" shall have the meaning set forth in Section 2.02.

                (o) "ENVIRONMENT" shall mean the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments; ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                (p) "ENVIRONMENTAL LAWS" shall mean any state, federal or local laws, ordinances, codes, regulations, statutes, orders, judgments, decrees, permits or licenses relating to pollution, natural resources, protection of the Environment or public health and safety, including, without limitation, laws and regulations relating to the use, treatment, storage, release, disposal or transportation of Hazardous Substances or the handling and disposal of medical and biological waste.

                (q) "ENVIRONMENTAL LIABILITIES" shall mean any notice of violation, claim, demand, abatement or other order or direction by any Governmental Authority or any claim by any Person for personal injury (including sickness, disease or death), tangible property damage, damage to the Environment, nuisance, trespass, pollution, contamination, other adverse effects on the Environment, clean-up costs, remediation, removal, other response costs or investigation costs (including, but not limited to, reasonable and necessary fees of consultants, counsel and other experts in connection with any environmental investigations, testing, audits or studies), and/or fines, penalties, losses, liabilities (including any actual or punitive damages under any Environmental Law or other statutory or common law cause of action, regardless of whether the liabilities are imposed through operation of strict liability or otherwise), or restrictions, resulting from or based upon (i) the Release, or the continuation of the existence of a Release or Threatened Release (including, but not limited to, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any Hazardous Substances in, by, from or related to any premises now or previously owned or occupied by the Company, (ii) the environmental aspects of the transportation, storage, treatment, disposal, generation, recycling, reclamation, use or other handling of any Hazardous Substances in connection


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with the Company's operations or (iii) the violation, or alleged violation, of
Environmental Law relating to any premises now or previously owned or occupied by the Company.

                (r) "EQUITY SECURITIES" shall mean any (i) capital stock or any securities representing any other equity interest or (ii) any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

                (s) "ESCROW AGREEMENT" shall have the meaning set forth in
Section 2.06.

                (t) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                (u) "FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 3.05.

                (v) "GAAP" shall mean United States generally accepted accounting principles.

                (w) "GOVERNMENTAL AUTHORITY" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                (x) "HAZARDOUS SUBSTANCES" shall mean (i) any hazardous or toxic waste, substance or material defined as such in (or for the purposes of) any Environmental Law, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited, or regulated by any Environmental Laws.

                (y) "ION TECH AGREEMENT" shall mean the Agreement and Plan of Merger, dated as of the date hereof, among Veeco, Veeco Acquisition Corp., a Delaware corporation, Ion Tech, Inc., a Colorado corporation and its securityholders.

                (z) "IRS" shall mean the Internal Revenue Service of the United States or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                (aa) "ISSUANCE DATE" shall have the meaning set forth in Section 8.01.

                (bb) "KNOWLEDGE" shall mean, (i) with respect to an individual, the actual knowledge, after reasonable inquiry, of such individual, and (ii) with respect to any Person other than an individual, the actual knowledge, after reasonable inquiry, of the officers and directors of a corporate entity or other persons performing similar functions for any other type of entity.


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                (cc) "LAW" shall mean any constitutional provision or any
statute or other law, rule or regulation of any Governmental Authority and any decree, injunction, judgment, order, ruling, assessment or writ.

                (dd) "LEASES" shall have the meaning set forth in Section
3.12(b).

                (ee) "LICENSES" shall have the meaning set forth in Section 3.07(b).

                (ff) "LIEN" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encroachment or other survey defect, transfer restriction or other encumbrance of any nature whatsoever.

                (gg) "MATERIAL ADVERSE EFFECT" shall mean, with respect to any entity or group of entities, any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

                (hh) "MERGER" shall have the meaning set forth in the recitals to this Merger Agreement.

                (ii) "MERGER AGREEMENT" shall mean this Agreement and Plan of Merger.

                (jj) "MERGER CONSIDERATION" shall have the meaning set forth in
Section 2.05(a).

                (kk) "NASDAQ" shall mean The NASDAQ Stock Market, Inc.

                (ll) "OWNED REAL PROPERTY" shall have the meaning set forth in
Section 3.12(a).

                (mm) "PERSON" shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.

                (nn) "RELEASE" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing, whether intentional or unintentional.

                (oo) "SEC" shall mean the United States Securities and Exchange Commission.

                (pp) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                (qq) "STOCKHOLDER INDEMNITEES" shall have the meaning set forth in Section 8.03.


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

                (rr) "STOCKHOLDERS" shall have the meaning set forth in the recitals to this Merger Agreement.

                (ss) "SURVIVING CORPORATION" shall have the meaning set forth in
Section 2.01.

                (tt) "TAX" or "TAXES" shall mean any and all taxes (whether Federal, state, local or foreign), including, without limitation, income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupation, value added, ad valorem, transfer and other taxes, duties or assessments of any nature whatsoever, together with any interest, penalties or additions to tax imposed with respect thereto.

                (uu) "TAX RETURNS" shall mean any returns, reports and forms required to be filed with any Governmental Authority.

                (vv) "THREATENED" shall mean the following: a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made or any notice has been given that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

                (ww) "VEECO" shall have the meaning set forth in the recitals to this Merger Agreement.

                (xx) "VEECO AUTHORIZATIONS" shall have the meaning set forth in
Section 4.09.

                (yy) "VEECO BALANCE SHEET" shall have the meaning set forth in
Section 4.06.

                (zz) "VEECO BALANCE SHEET DATE" shall have the meaning set forth in Section 4.05.

                (aaa) "VEECO FINANCIAL STATEMENTS" shall have the meaning set forth in Section 4.04.

                (bbb) "VEECO OPTIONS" shall have the meaning set forth in
Section 4.02(b).

                (ccc) "VEECO SEC DOCUMENTS" shall have the meaning set forth in
Section 4.04.

                (ddd) "VEECO SHARES" shall mean the common stock, $.01 par value per share, of Veeco.


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

        1.02 The words "hereof," "herein," "hereby" and "hereunder," and words of like import, refer to this Merger Agreement as a whole and not to any particular Section hereof. References herein to any Section, Schedule or Exhibit refer to such Section of, or such Schedule or Exhibit to, this Merger Agreement, unless the context otherwise requires. All pronouns and any variations thereof refer to the masculine, feminine or neuter gender, singular or plural, as the context may require.

II.     THE MERGER.

        2.01 THE MERGER. At the Effective Time of the Merger, Acquisition shall be merged with and into the Company. The separate existence of Acquisition shall thereupon cease and the Company shall continue its corporate existence as the surviving corporation (the "SURVIVING CORPORATION") under the laws of the State of Colorado under its present name. The Company and Acquisition are sometimes referred to collectively herein as the "CONSTITUENT CORPORATIONS".

        2.02 EFFECTIVE TIME OF THE MERGER. At the Closing, the parties hereto shall cause (i) articles of merger substantially in the form of EXHIBIT A-1 annexed hereto to be executed and filed with the Secretary of State of the State of Colorado, as provided in Section 7-111-105 of the CBCA and (ii) a certificate of merger substantially in the form of EXHIBIT A-2 annexed hereto to be executed and filed with the Secretary of State of the State of Delaware, as provided in
Section 252 of the DGCL (collectively, the "ARTICLES OF MERGER"), and shall take all such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of such Articles of Merger. The date and time of such effectiveness are referred to herein as the "EFFECTIVE TIME".

        2.03 CLOSING OF THE MERGER. Unless this Merger Agreement shall theretofore have been terminated pursuant to the provisions of Section 9.01 hereof, and except as otherwise agreed by the parties hereto, the closing of the Merger (the "CLOSING") shall take place on the second business day following the day on which the last of the conditions set forth in Articles VI and VII hereof are fulfilled or waived, subject to applicable laws (the "CLOSING DATE"), at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022 unless another time, date or place is agreed to in writing by the parties hereto.

        2.04 EFFECTS OF THE MERGER. At the Effective Time of the Merger:

                (a) the separate existence of Acquisition shall cease and Acquisition shall be merged with and into the Company, which shall be the Surviving Corporation;

                (b) the Articles of Incorporation and By-Laws of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until each shall thereafter be amended in accordance with each of their terms and as provided by law; PROVIDED, HOWEVER, that the following amendments to the Articles of Incorporation of the Surviving Corporation shall be effected by the Merger:


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

                        (i) Article III of the Articles of Incorporation is hereby deleted in its entirety.

                        (ii) Article IV of the Articles of Incorporation is hereby deleted in its entirety.

                        (iii) The paragraph in Article V of the Articles of Incorporation entitled "Limited Grant of Preemptive Rights" is hereby amended and restated to read in its entirety as follows:

                                "PREEMPTIVE RIGHTS. No shareholder shall have any preemptive rights to acquire unissued shares."

                (c) Edward Braun, John Rein and Gerald Isaacson shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, in each case until their respective successors are duly elected and qualified;

                (d) the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and

                (e) the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if such Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

        2.05 CONVERSION OF SHARES. As of the Effective Time, by virtue of the Merger and without any further action on the part of Veeco, Acquisition, the Company or any holder of any Equity Securities of the Constituent
Corporations:

                (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of Veeco Shares (the "MERGER CONSIDERATION") as determined by dividing (x) 65,735 by (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, upon surrender of the certificates to Veeco representing such shares of Company Common Stock.


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

                (b) Each share of common stock, par value $0.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                (c) The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Veeco Shares or Company Common Stock), reorganization, recapitalization or other like change with respect to Veeco Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

                (d) No fraction of a Veeco Share will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a Veeco Share (after aggregating all fractional shares of Veeco Shares to be received by such holder) shall receive from Veeco an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $29.784375.

                (e) All Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any Company Common Stock shall thereafter cease to have any rights with respect to such Company Common Stock, except the right to receive the Merger Consideration for the Company Common Stock upon the surrender of such certificate in accordance with this Section.

                (f) Promptly after the Effective Time, Veeco shall make available to an exchange agent designated by the Company and Veeco the Merger Consideration issuable in exchange for shares of Company Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 2.05(d).

                (g) Promptly following proper delivery of a certificate representing Company Common Stock by the holder thereof to the exchange agent designated by the Company and Veeco, Veeco shall cause such exchange agent to deliver to such holder a certificate representing the Merger Consideration times the number of shares of Company Common Stock represented by the certificate so delivered by such holder.

        2.06 ESCROW. Veeco shall deposit a portion of the Merger Consideration consisting of 6,573 Veeco Shares, with Norwest Bank, Colorado National Association, as escrow agent on the Closing Date, in accordance with the terms of an escrow agreement, substantially in the form and on the terms of EXHIBIT B hereto (the "ESCROW AGREEMENT").

        2.07 SUBSEQUENT ACTION. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances and any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations as a result of, or in connection with, the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Merger Agreement.

III.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.

        The Company and each of the Stockholders, jointly and severally, represent and warrant to Veeco and Acquisition as follows:

        3.01 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is qualified or licensed as a foreign corporation to do business in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its business or operations. The jurisdictions where the Company is so qualified to do business as a foreign corporation are set forth in SCHEDULE 3.01. The Company has all requisite corporate power to own, operate and lease its assets and to carry on its business as now being conducted. The Company has delivered to Veeco correct and complete copies of its Articles of Incorporation and By-Laws as in effect on the date hereof.

        3.02 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock, of which 2,000 shares are issued and outstanding as of the date hereof and 2,000 shares will be issued and outstanding immediately prior to the Closing. A complete list of the record and beneficial owners of all the issued and outstanding shares of Company Common Stock as of the date hereof and as of the time immediately prior to the Closing and the holdings of each such record and beneficial owner are set forth in
SCHEDULE 3.02(A), and such shares are or immediately prior to the Closing will be owned of record and beneficially by such persons free and clear of all Liens. All of the outstanding shares of Company Common Stock have been or immediately prior to the Closing will be duly authorized and validly issued and are or immediately prior to the Closing will be fully paid and nonassessable and were or immediately prior to the Closing will have been issued in conformity with applicable laws. No other shares of capital stock of the Company are or will be outstanding or held as treasury shares. Except as set forth in SCHEDULE 3.02(a), no legend or other reference to any purported Lien appears upon any certificate representing shares of the Company Common Stock.

                (b) Except as set forth in SCHEDULE 3.02(a), there are no outstanding Equity Securities, or other obligations to issue or grant any rights to acquire any Equity Securities, of the Company, or any Contracts to restructure or recapitalize the Company. There are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. All outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable laws. As of the Closing, no options, warrants, convertible securities or rights will be exercisable or exchangeable for, convertible into, or otherwise give its holder any right to acquire shares of capital stock of the Company.

                (c) Contemporaneously with the execution and delivery of this Agreement, the Stockholders have each executed and delivered an Irrevocable Proxy with respect to its shares of Company Common Stock in the form attached as EXHIBIT E to the Ion Tech Agreement.

        3.03 SUBSIDIARIES. The Company has no subsidiaries.

        3.04 AUTHORIZATION. The Company has full corporate power and authority to execute, deliver and perform this Merger Agreement and the Articles of Merger and to consummate the transactions contemplated hereby. Each of the Stockholders has the right, capacity and all requisite authority to execute, deliver and perform this Merger Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Articles of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement, the Articles of Merger and any related documents or agreements or to consummate the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by the Company and each of the Stockholders and the Articles of Merger, when executed at the Closing, will be duly and validly executed and delivered by the Company. This Merger Agreement constitutes a legal, valid and binding agreement of the Company and each of the Stockholders, enforceable in accordance with its terms, and the Articles of Merger, when executed at the Closing, will be legal, valid and binding agreements of the Company, enforceable in accordance with their terms.

        3.05 FINANCIAL STATEMENTS. The Company will deliver to Veeco audited balance sheets for Tulakes Associates, a Colorado general partnership, as of its most recent fiscal year, and related statements of income, stockholders' equity and cash flows for the fiscal year then ended, together with the audit reports thereon of Carroll & Associates (the "FINANCIAL STATEMENTS"). When delivered to Veeco, the Financial Statements will fairly present the financial condition, results of operations and cash flows of Tulakes Associates on the dates and for the financial periods then ended, in accordance with GAAP consistently applied.

        3.06 NO UNDISCLOSED LIABILITIES. The Company does not have any obligation or liability of any nature (matured or unmatured, fixed or contingent) other than as set forth on SCHEDULE 3.06.

        3.07 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS. (a) The Company has complied in all material respects with, is not in violation of, and has not received notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business.

                (b) The Company has obtained all licenses, permits, certificates, consents and approvals from Governmental Authorities (the "LICENSES") that are necessary for the business and operations of the Company and the failure to obtain which could reasonably be expected to have a Material Adverse Effect on the Company. All such Licenses are listed in SCHEDULE 3.07(b), are in full force and effect, and no notice of any material violation has been received by the Company in respect of any such License. Except as set forth in
SCHEDULE 3.07(b), the consummation of the transactions contemplated hereunder and the operation of the business of the Company by the Surviving Corporation in the manner in which it is currently operated will not require the transfer of any such License that may not be transferred to the Surviving Corporation without the consent or approval of any Governmental Authority or other Person.

        3.08 NO CONFLICTS. Except as set forth in SCHEDULE 3.08, the execution, delivery and performance by the Company of this Merger Agreement and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Articles of Incorporation or By-Laws or other organizational documents of the Company, (b) subject to obtaining the consents identified in
Section 5.03, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of the Company under, any Contract to which the Company is a party or by which any of its property or assets is bound, or to which any of the property or assets of the Company is subject, (c) violate any Law applicable to the Company.

        3.09 CONTRACTS. SCHEDULE 3.09 contains a complete and accurate list, and the Company has delivered or made available to Veeco true and complete copies (or, in the case of oral contracts, summaries), of each Contract to which the Company is a party.

                (b) Except as set forth in SCHEDULE 3.09, the Company has fulfilled in all material respects all obligations required pursuant to each Contract to have been performed by it.

                (c) Except as set forth in SCHEDULE 3.09, the Company has not received any written notice of default under any Contract, no default (beyond any applicable grace or cure period) has occurred under any Contract on the part of the Company or, to the Company's knowledge, on the part of any other party thereto, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any default on the part of the Company under any Contract nor, to the Company's knowledge, has any event occurred which with the giving of notice or lapse of time, or both, would constitute any default on the part of any other party to any Contract.

                (d) Except as set forth in SCHEDULE 3.09, no consent or approval of any party to any of the Contracts is required for the execution, delivery or performance of this Merger Agreement or the consummation of the transactions contemplated hereby to which the Company is a party.

                (e) Except as set forth in SCHEDULE 3.09, to the knowledge of the Company, no officer, director, agent or employee of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent or employee to engage in or continue any conduct, activity or practice relating to the business of the Company.

        3.10 LITIGATION. Except as set forth in SCHEDULE 3.10, there are no actions, suits or legal, administrative, arbitration or other proceedings or governmental investigations pending or Threatened against the Company before or by any Governmental Authority, and, to the Company's knowledge, no basis exists for any such action. Except as set forth in SCHEDULE 3.10, the Company is not a party to or subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority.

        3.11 BOOKS AND RECORDS. The books and records of the Company, all of which have been made available to Veeco, set forth all material transactions affecting the Company, and such books and records have been properly kept and maintained and are complete and correct in all respects.

        3.12 REAL PROPERTY. (a) SCHEDULE 3.12(a) describes all real property owned by the Company (the "OWNED REAL PROPERTY"). True and complete copies of all owners policies of title insurance obtained for the benefit of the Company have been delivered or made available to Veeco. The Company has good and marketable title to all of the Owned Real Property together with all buildings, improvements, fixtures (including, without limitation, all heating, plumbing, air conditioning, ventilation and electrical equipment), rights of way, easements and appurtenances thereto, free and clear of all Liens other than (i) municipal and zoning ordinances; (ii) recorded easements for public utilities serving the Owned Real Property; (iii) Liens for Taxes not yet due and payable, none of which materially interfere with the use or occupancy of any of the Owned Real Property; and (iv) the Liens disclosed in SCHEDULE 3.12(a). Except as set forth in SCHEDULE 3.12(a), all Owned Real Property is legally occupied by the Company and not by any tenants or other occupants. Except as set forth in
SCHEDULE 3.12(a), no Owned Real Property shall be subject to any lease or sublease at or immediately after the Closing.

                (b) SCHEDULE 3.12(b) contains a list of all leases (collectively, the "LEASES") pursuant to which the Company leases the Owned Real Property. True and correct copies of the Leases have been delivered or made available to Veeco. All of the Leases are valid, binding and enforceable in accordance with their terms (subject to bankruptcy, insolvency and other proceedings at law or in equity relating to the rights of creditors generally), and are in full force and effect; the Company has received no notice, and has no knowledge, of any default by the Company (beyond any applicable grace or cure period) under any of the Leases, and to the Company's knowledge, no other party to any of the Leases is in breach or default thereunder; and all lessees under the Leases have, or by the Closing Date will have, consented to the consummation of the transactions contemplated hereby, to the extent that the applicable Lease requires such consent. No sublease by the Company of any of the Owned Real Property is currently in effect.

        3.13 ENVIRONMENTAL MATTERS. (a) The Company's ownership and operation of its business is and has been in material compliance with all Environmental Laws. The Company has obtained all approvals necessary or required under all applicable Environmental Laws for the ownership and operation of its business, all such approvals are in effect, the Company has not received written notice of any action to revoke or modify any of such approvals, and the ownership and operation of the Company's business is and has been in material compliance with all terms and conditions thereof. Except as set forth in SCHEDULE 3.13(a), the Company has not received notice of any pending or Threatened claim or investigation by any Governmental Authority or any other Person concerning the Company's potential liability under Environmental Laws in connection with the ownership or operation of its business. Except as set forth in SCHEDULE 3.13(a), there has not been a Release of any Hazardous Substance at, upon, in, from or under the Owned Real Property at any time during the Company's ownership and/or occupancy thereof. None of the Owned Real Property is, and to the Company's knowledge, none of the Leased Real Property has been, used as a treatment, storage or disposal facility for Hazardous Substances; and, except as set forth in SCHEDULE 3.13(a), the Company has not caused any Hazardous Substances to be deposited on any of the Owned Real Property and, to the Company's knowledge, no such Hazardous Substances are present on any of the Owned Real Property, except in such quantities as are handled in material compliance with all applicable manufacturer's instructions and in material compliance with all applicable Environmental Laws and as are used in the operation of the Company's business.

                (b) The Company has (i) provided or made available to Veeco all test results, records, notices, disclosures and reports in the Company's possession or control with respect to the Owned Real Property, including all correspondence with any Governmental Authority as described in SCHEDULE 3.13(b), concerning any and all past and/or present health, safety and/or environmental issues or concerns and (ii) made all disclosures, including notice of a Release or Threatened Release of a Hazardous Substance, required of the Company under any Environmental Law.

                (c) Except as set forth in SCHEDULE 3.13(c), the Company has not received notice, or otherwise obtained knowledge, of the existence of any circumstances or conditions that have a reasonable likelihood of resulting in any Damages for which the Company could be liable arising pursuant to any Environmental Law.

        3.14 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and war ranties of the Company set forth in this Merger Agreement and in any agreement, certificate or other document required to be delivered or given to Veeco or Acquisition by the Company pursuant to this Merger Agreement will be true and correct at the Closing Date with the same force and effect as if made on that date.

        3.15 POOLING OF INTERESTS. Neither the Company nor, to the knowledge of the Company, any of its directors, officers or stockholders has taken any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests.

        3.16 NO DISPOSITION. None of the Company Affiliates has any plan or intention to sell, exchange or otherwise dispose of a number of shares of Veeco Shares received in the Merger that would reduce such Company Affiliate ownership of Veeco Shares to a number of shares having a value, as of the Effective Time, of less than 80 percent of the value of all of the formerly outstanding stock of the Company held by such Company Affiliate as of the Effective Time. For purposes of this representation, shares of Company Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Veeco Shares will be treated as outstanding Company Common Stock as of the Effective Time and shares of Company Common Stock and Veeco Shares held by the Company Affiliates and otherwise sold, redeemed or disposed of prior or subsequent to the Merger are considered in making this representation.

        3.17 SOLVENCY. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code and the fair market value of the assets of the Company will, as of the Effective Time, exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

        3.18 DISCLOSURE. The representations and warranties contained in this Merger Agreement and the information furnished by the Company or any of the Stockholders set forth herein, in the exhibits or schedules hereto or in any other document required to be delivered by the Company or any of the Stockholders to Veeco, Acquisition or Veeco's accountants, counsel or other advisers pursuant to this Merger Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.

IV.     REPRESENTATIONS AND WARRANTIES OF VEECO AND ACQUISITION.

        Veeco and Acquisition, jointly and severally, hereby represent and warrant to the Company and the Stockholders as follows:

        4.01 ORGANIZATION OF VEECO AND ACQUISITION. (a) Each of Veeco and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is qualified or licensed as a foreign corporation to do business in each other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon its business or operations. The jurisdictions in which Veeco and Acquisition are so qualified to do business as a foreign corporation are set forth in SCHEDULE
4.01. Each of Veeco and Acquisition has all requisite corporate power to own, operate and lease its assets and to carry on its business as now being conducted. Each of Veeco and Acquisition has delivered to the Company correct and complete copies of its Certificate or Articles of Incorporation and By-Laws as in effect on the date hereof.

                (b) Each of Veeco and Acquisition has full corporate power and authority to execute, deliver and perform this Merger Agreement and, in the case of Acquisition, the Articles of Merger, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Articles of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Veeco and Acquisition. Prior to the Closing, the execution, delivery and performance of this Merger Agreement, the Articles of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby will be duly and validly authorized by the stockholder of Acquisition, and no other corporate proceedings on the part of Veeco or Acquisition are necessary to authorize this Merger Agreement, the Articles of Merger and any related documents or agreements or to consummate the transactions contemplated hereby. As of the Closing, no stockholder of Veeco or Acquisition will have any rights to dissent under applicable law. This Merger Agreement has been duly and validly executed and delivered by Veeco and Acquisition, and the Articles of Merger, when executed at the Closing, will be duly and validly executed and delivered by Acquisition. This Merger Agreement constitutes a legal, valid and binding agreement of both Veeco and Acquisition, enforceable in accordance with its terms, and the Articles of Merger, when executed at the Closing, will be legal, valid and binding agreements of Acquisition, enforceable in accordance with their terms.

        4.02 CAPITALIZATION. (a) The authorized capital stock of Veeco consists of 25,000,000 Veeco Shares, of which 15,997,533 were issued and outstanding as of September 30, 1999, and 500,000 shares of preferred stock, none of which are outstanding. All of the outstanding Veeco Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable laws.

                (b) As of September 30, 1999, 2,180,809 Veeco Shares were issuable upon the exercise of options granted under the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan and under the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, and 7,182 Veeco Shares were issuable upon the exercise of options granted to shareholders of Wyko Corporation in the merger of a wholly-owned subsidiary of Veeco with and into Wyko Corporation in July 1997 (collectively, the "VEECO OPTIONS"). Except for the Veeco Options, there are no outstanding Equity Securities, or other obligations to issue or grant any rights to acquire any Equity Securities, of Veeco, or any Contracts to restructure or recapitalize Veeco. There are no outstanding Contracts of Veeco to repurchase, redeem or otherwise acquire any Equity Securities of Veeco. All outstanding Equity Securities of Veeco have been duly authorized and validly issued in conformity with applicable laws.

        4.03 NON-CONTRAVENTION. The execution, delivery and performance by Veeco and Acquisition of this Merger Agreement and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate or Articles of Incorporation or By-Laws of Veeco or Acquisition, (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Veeco under, any material Contract to which Veeco or Acquisition is a party or by which any of their respective property or assets are bound, or to which any of the property or assets of Veeco or Acquisition is subject, except for Contracts wherein the other party thereto has consented to the consummation of this transaction, (c) violate any Law applicable to Veeco or Acquisition or (d) violate or result in the revocation or suspension of any material license, permit, certificate, consent or approval from a Governmental Authority that is necessary for the business and operations of Veeco or Acquisition.

        4.04 REPORTS. Veeco has furnished to the Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings filed with the SEC by Veeco since January 1, 1996, and, prior to the Effective Time, Veeco will have furnished the Company with true and complete copies of any additional statements, reports and documents filed with the SEC by Veeco prior to the Effective Time (collectively, the "VEECO SEC DOCUMENTS"). All documents required to be filed as exhibits to the Veeco SEC Documents have been so filed. All Veeco SEC Documents were filed as and when required by the Exchange Act or the Securities Act, as applicable. The Veeco SEC Documents include all statements, reports and documents required to be filed by Veeco pursuant to the Exchange Act and the Securities Act. As of their respective filing dates, the Veeco SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the Veeco SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Veeco SEC Document. None of Veeco's subsidiaries is required to file any statements, reports or documents with the SEC. The financial statements of Veeco and its subsidiaries, including the notes thereto, included in the Veeco SEC Documents (the "VEECO FINANCIAL STATEMENTS"), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Veeco Financial Statements fairly present the consolidated financial condition, operating results and cash flows of Veeco and its subsidiaries at the dates and during the periods indicated therein in accordance with GAAP consistently applied (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and additional footnote disclosures). There has been no material change in Veeco's accounting policies except as described in the notes to the Veeco Financial Statements. At all times since January 1, 1996 Veeco has (i) filed as and when due all documents required to be filed with NASDAQ, and (ii) otherwise timely performed all of Veeco's obligations pursuant to the rules and regulations of NASDAQ.

        4.05 ABSENCE OF CERTAIN CHANGES. Since December 31, 1998 (the "VEECO BALANCE SHEET DATE"), Veeco and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not occurred:
(i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a

Material Adverse Effect to Veeco; (ii) except as listed on SCHEDULE 4.05, any acquisition, sale or transfer of any material asset of Veeco or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Veeco or any revaluation by Veeco of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Veeco, or any direct or indirect redemption, purchase or other acquisition by Veeco of any of its shares of capital stock; (v) except as listed on SCHEDULE 4.05, any material contract entered into by Veeco or any of its subsidiaries, other than in the ordinary course of business and as provided to the Company, or any material amendment or termination of, or default under, any material contract to which Veeco or any of its subsidiaries is a party or by which it or any of them is bound; or (vi) any agreement by Veeco or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

        4.06 NO UNDISCLOSED LIABILITIES. Neither Veeco nor any of its subsidiaries has any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) which are material to Veeco and its subsidiaries, taken as a whole, other than those (i) set forth or adequately provided for in the Balance Sheet of Veeco and its subsidiaries included in Veeco's Quarterly Report on Form 10-Q for the period ended June 30, 1999 (the "VEECO BALANCE SHEET"), (ii) not required to be set forth on the Veeco Balance Sheet under GAAP, or (iii) incurred in the ordinary course of business since the Veeco Balance Sheet Date and consistent with past practice.

        4.07 LITIGATION. Except as disclosed in Veeco's Quarterly Report on Form 10-Q for the period ended June 30, 1999, (i) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Veeco or any of its subsidiaries, Threatened against Veeco or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Veeco, and
(ii) there is no judgment, decree or order against Veeco or any of its subsidiaries or, to the knowledge of Veeco or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Veeco.

        4.08 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Veeco or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of Veeco or any of its subsidiaries, any acquisition of property by Veeco or any of its subsidiaries or the conduct of business by Veeco or any of its subsidiaries as currently conducted or as proposed to be conducted by Veeco or any of its subsidiaries.

        4.09 GOVERNMENTAL AUTHORIZATION. Veeco and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of Veeco's or any of its subsidiaries' business or the holding of any interest in its properties (collectively, the "VEECO AUTHORIZATIONS"), and all of such Veeco Authorizations are in full force and effect, except where the failure to obtain or have any of such Veeco Authorizations could not reasonably be expected to have a Material Adverse Effect on Veeco.

        4.10 COMPLIANCE WITH LAWS. Each of Veeco and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Veeco.

        4.11 POOLING OF INTERESTS. Neither Veeco nor any of its subsidiaries nor, to the knowledge of Veeco, any of their respective directors, officers or stockholders has taken any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests.

        4.12 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and war ranties of Veeco and Acquisition set forth in this Merger Agreement and in any agreement, certificate or other document required to be delivered or given to the Company by Veeco or Acquisition pursuant to this Merger Agreement will be true and correct at the Closing Date with the same force and effect as if made on that date.

        4.13 DISCLOSURE. No representation or warranty contained in this Merger Agreement and none of the information furnished by Veeco and Acquisition set forth herein, in the exhibits or schedules hereto or in any other document required to be delivered by Veeco and Acquisition to the Company, or its accountants, counsel or other advisers pursuant to this Merger Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

V.      COVENANTS.

        5.01 ACCESS. Between the date hereof and the Closing Date, the Company shall provide Veeco, Acquisition and each of their authorized employees, agents, officers and representatives with reasonable access to the properties, books, records, Contracts, information, documents and personnel of the Company as they relate to the Company's business as Veeco or Acquisition may reasonably request for the purpose of making such investigation of the business, properties, financial condition and results of operations of the Company's business as it may deem appropriate or necessary. Between the date hereof and the Closing Date, Veeco shall, and shall cause its subsidiaries to, provide the Company and each of its authorized employees, agents, officers and representatives with reasonable access to the properties, books, records, Contracts, information, documents and personnel of Veeco and its subsidiaries as they relate to Veeco's and its subsidiaries' businesses as the Company may reasonably request for the purpose of making such investigation of the business, properties, financial condition and results of operations of Veeco's and its subsidiaries' businesses as they may deem appropriate or necessary.

        5.02 CONDUCT OF BUSINESS OF THE COMPANY AND VEECO. During the period from the date of this Merger Agreement and continuing until the earlier of the termination of this Merger Agreement and the Effective Time, each of the Company and Veeco agrees (except to the extent expressly contemplated by this Merger Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due (subject (i) to good faith disputes over such debts or taxes and (ii) in the case of Taxes of the Company, to Veeco's consent (which consent will not be unreasonably withheld or delayed) to the filing of material Tax Returns if applicable), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and agents and use its best efforts consistent with past practice to preserve its and its subsidiaries' relationships and good will with customers, suppliers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of the Company and Veeco shall, and shall cause each of its subsidiaries to, confer with the other concerning operational matters of a material nature and otherwise report periodically to the other concerning the status of its business, operations and finances, and those of its subsidiaries. Without limiting the foregoing, except as expressly contemplated by this Merger Agreement, neither the Company nor Veeco shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

                (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate or Articles of Incorporation or Bylaws;

                (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                (c) POOLING. Take any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests; or

                (d) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.02(a) through (c) above, or any action which would make any of its representations or warranties contained in this Merger Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

        5.03 CONSENTS. The Company, Veeco and Acquisition shall cooperate and use their respective commercially reasonable efforts to obtain, prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to the Contracts as are necessary for consummation of the transactions contemplated by this Merger Agreement and for the Surviving Corporation to enjoy all rights under such Material Contracts after the consummation of the transactions contemplated by this Merger Agreement.

        5.04 ENVIRONMENTAL TRANSFER LAWS. The Company shall comply in a timely fashion with the material requirements of all Environmental Laws applicable to the transfer of its business and any licenses associated with the operation of the business. The Company shall complete all necessary disclosure statements required by Environmental Laws applicable to the transfer of its business and provide the statements to Veeco prior to Closing, all in proper form for appropriate recordation and filing.

        5.05 NOTICE OF BREACH; DISCLOSURE. Each party shall promptly notify the other of (i) any event, condition or circumstance of which such party becomes aware after the date hereof and prior to the Closing Date that would constitute a violation or breach of this Merger Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI or VII, as the case may be or (ii) any event, occurrence, transaction, or other item of which such party becomes aware which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof. The disclosure of any matter as provided in this Section shall not affect the right of any party to terminate this Merger Agreement under Section 9.01(c) or (d) on the basis thereof, but, absent fraud, neither party shall have any right of recovery against the other on account of the matters so disclosed and, for purposes of Article VIII, the matters so disclosed shall be deemed to be set forth on the Schedules to this Merger Agreement and to be exceptions to the representations, warranties and covenants of the parties hereunder.

        5.06 PAYMENT OF INDEBTEDNESS BY AFFILIATES. Except as set forth in
SCHEDULE 5.06, the Company shall cause all indebtedness owed to the Company by any Affiliate to be paid in full prior to Closing.

        5.07 NO NEGOTIATION. Until such time, if any, as this Merger Agreement is terminated pursuant to Section 9.01, the Company shall not solicit or entertain offers from, negotiate with, or in any manner discuss, encourage, recommend or agree to any proposal of, any other potential buyer or buyers of all or any substantial portion of the Company's business or any equity interest in the Company and any such offers received by the Company shall promptly be rejected in writing. The Company shall promptly inform Veeco of any contact with any third party relating to the subject matter set forth above.

        5.08 BLUE SKY LAWS. Veeco shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Veeco Shares in connection with the Merger. The Company shall use its reasonable efforts to assist

Veeco as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Veeco Shares in connection with the Merger.

        5.09 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Veeco shall file with NASDAQ a Notification Form for Listing of Additional Shares with respect to the Merger Consideration.

        5.10 ADDITIONAL AGREEMENTS. Subject to the terms and conditions provided in this Agreement, each of Veeco, Acquisition and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement (including the satisfaction of the conditions contained in Articles VI and VII hereof as required thereby).

VI.     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VEECO AND ACQUISITION.

        The obligations of Veeco and Acquisition to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by Veeco (on behalf of Veeco and Acquisition), on or before the Closing Date, of the following conditions:

        6.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company and the Stockholders contained in this Merger Agreement, the Schedules or Exhibits hereto or in any certificate or document delivered to Veeco and Acquisition by the Company in connection with the transactions contemplated by this Merger Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

        6.02 PERFORMANCE OF COVENANTS. The Company and each Stockholder shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by them prior to or on the Closing Date.

        6.03 LITIGATION. No investigation, suit, action or other proceeding, or injunction or final judgment relating thereto shall be Threatened or pending on the Closing Date before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain Damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.

        6.04 CONSENTS AND APPROVALS. All licenses and other consents or approvals of Governmental Authorities and the consents of the parties to any Contracts referred to in Section 5.03 shall have been obtained.

        6.05 APPRAISALS. No holder of Company Common Stock outstanding immediately prior to the Effective Time shall have validly elected, pursuant to Colorado law, to demand appraisal of their Company Common Stock.

        6.06 MATERIAL CHANGES. There shall not have been any material adverse change in the assets, properties, condition (financial or otherwise), prospects or results of operations of the Company from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change.

        6.07 DELIVERY OF DOCUMENTS. There shall have been delivered to Veeco and Acquisition the following:

                (i) a certificate of the Company, dated the Closing Date, signed by its Chief Executive Officer, to the effect that the conditions specified in Sections 6.01 and 6.02 have been fulfilled;

                (ii) a certificate of the Secretary of the Company certifying copies of (x) the Articles of Incorporation and By-Laws of the Company;
        (y) all requisite corporate resolutions of the Company approving the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein; and (z) the identification and signature of each officer of the Company executing this Merger Agreement;

                (iii) the Escrow Agreement, duly executed by the Stockholders;

                 (iv) an investment agreement, substantially in the form of EXHIBIT C annexed hereto, duly executed by the Stockholders.

        6.08 ARTICLES OF MERGER. Prior to the Effective Time, the Articles of Merger shall be accepted for filing with the Secretary of State of the State of Colorado.

        6.09 STOCKHOLDER APPROVAL. This Merger Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company.

        6.10 ION TECH AGREEMENT. The transactions contemplated by the Ion Tech Agreement shall have been consummated.

        6.11 FINANCIAL STATEMENTS. The Company shall have delivered the Financial Statements to Veeco.

VII.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

        The Company's obligation to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by the Company, on or before the Closing Date, of all of the following conditions:

        7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Veeco and Acquisition contained in this Merger Agreement, the Schedules or Exhibits hereto or in any certificate or document delivered to the Company by Veeco and Acquisition in connection with the transactions contemplated by this Merger Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

        7.02 PERFORMANCE OF COVENANTS. Each of Veeco and Acquisition shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by them prior to or on the Closing Date.

        7.03 LITIGATION. No investigation, suit, action or other proceeding, or injunction or final judgment relating thereto directly or indirectly shall be Threatened or pending on the Closing Date before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain Damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.

        7.04 CONSENTS AND APPROVALS. All licenses and other consents or approvals of Governmental Authorities and the consents of the parties to any Contracts referred to in Section 5.03 shall have been obtained.

        7.05 MATERIAL CHANGES. There shall not have been any material adverse change in the assets, properties, condition (financial or otherwise), prospects or results of operations of Veeco and its subsidiaries taken as a whole from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change.

        7.06 DELIVERY OF DOCUMENTS. There shall have been delivered to the Company the following:

                (i) a certificate of the Chief Executive Officer of each of Veeco and Acquisition, dated the Closing Date, to the effect that the conditions specified in Sections 7.01 and 7.02 have been fulfilled;

                (ii) a certificate of the Secretary of each of Veeco and Acquisition certifying copies of (x) the Certificate or Articles of Incorporation and By-Laws of Veeco and Acquisition; (y) all requisite corporate resolutions of Veeco and Acquisition approving the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein; and (z) the identification and signature of each officer of Veeco and Acquisition executing this Merger Agreement; and

                (iii) the Escrow Agreement, duly executed by Veeco.

        7.07 ARTICLES OF MERGER. Prior to the Effective Time, each of the Articles of Merger shall be accepted for filing with the Secretary of State of the State of Colorado and the Secretary of State of the State of Delaware, as applicable.

        7.08 STOCKHOLDER APPROVAL. This Merger Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company.

        7.09 ION TECH AGREEMENT. The transactions contemplated by the Ion Tech Agreement shall have been consummated.

VIII.   INDEMNIFICATION; REMEDIES.

        8.01 SURVIVAL. All representations, warranties and agreements contained in this Merger Agreement or in any certificate or other document delivered pursuant to this Merger Agreement shall survive the Closing or any termination of this Agreement for the time periods set forth in this Section 8.01; PROVIDED, that if the Closing occurs, (i) Veeco shall have no claim (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with by the Company or the Stockholders prior to the Closing, unless the Stockholders are given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Veeco on or before the date upon which the audited financial statements of Veeco and its subsidiaries for the fiscal year ended December 31, 1999 are issued (the "ISSUANCE DATE"); and (ii) no Stockholder shall have a claim (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with by Veeco prior to the Closing, unless on or before the Issuance Date, Veeco is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent known by the Stockholders.

        8.02 INDEMNIFICATION BY THE COMPANY AND THE STOCKHOLDERS. The Company and each of the Stockholders shall jointly and severally indemnify and hold harmless Veeco, Acquisition and each of their respective agents, representatives, employees, officers, directors, stockholders, controlling persons and Affiliates (collectively, the "VEECO INDEMNITEES"), and shall reimburse the Veeco Indemnitees for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "DAMAGES") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of any Stockholder or the Company in this Merger Agreement or in any certificate or other document required to be delivered by any Stockholder or the Company pursuant to this Merger Agreement,
(b) any failure of any Stockholder or the Company to perform or comply with any agreement to be performed or complied with by it in this Merger Agreement, (c) any claim by any Person for brokerage or finder's fees or similar payments in connection with any of the transactions contemplated hereunder as the result of brokers, finders or investment bankers retained by any Stockholder or the Company, (d) any claim by any direct or indirect holder or former holder of capital stock or warrants or other securities of the Company in his or her capacity as such, (e) any Damages arising from or relating to any Environmental Liabilities, regardless of by whom caused, arising out of (i) any violation of any Environmental Laws existing as of the Closing Date in respect of the Owned Real Property, (ii) any emission, migration, Release, indirect or direct discharge from the Owned Real Property to any adjacent property occurring prior to the Closing Date regardless of where such activities occurred or had their effect or from offsite locations to which Hazardous Substances were transported from the Owned Real Property, (iii) any disposal, dumping, burial of, or the hauling, transportation, treatment or removal of any Hazardous Substances from the Owned Real Property prior to the Closing Date, (iv) any claim or demand by any Governmental Authority for any response actions at the Owned Real Property, including, without limitation, remediation of the Owned Real Property, required by applicable Environmental Laws relating to Hazardous Substances present at the Owned Real Property prior to the Closing Date in soil, surface waters, sediment, wetlands or ground waters or for injury or damage or claim of injury or damage to natural resources caused by such Hazardous Substances and (v) any injury or damage or claim of injury or damage to any Person or property, including, but not limited to, claims for medical surveillance, emotional distress, increased risk of illness or disease or diminution in the value of property related to such Hazardous Substances present at the Owned Real Property prior to the Closing Date except, in all of the foregoing cases, for Environmental Liabilities caused solely by the actions of Veeco, Acquisition or the Company or their invitees after the Closing Date or
(f) Veeco's enforcement of the indemnification provisions contained herein. Notwithstanding the foregoing, the Company and the Stockholders shall only be liable under Section 8.02(e) with respect to periods prior to or after the Company's occupancy or ownership of the Owned Real Property to the extent that the Company had knowledge of such violation. Notwithstanding the foregoing, the Company and the indemnifying Stockholders shall have no liability to Veeco or Acquisition under clause (a), (b), (d) or (e) of this Section 8.02 until the aggregate amount of all Damages under such clauses exceeds $6,667, and then for all such Damages without deduction. Notwithstanding the foregoing, the maximum liability of the Stockholders pursuant to this Section 8.02 shall not exceed the 6,573 Veeco Shares placed in escrow pursuant to the Escrow Agreement; PROVIDED that the limitations set forth in this Section 8.02 shall not apply to the extent of Damages arising from fraud. The Company's obligation to indemnify the Veeco Indemnitees under this Section 8.02 after the Closing shall be satisfied solely out of the Veeco Shares deposited under the Escrow Agreement. If the Veeco Shares so deposited are not adequate to satisfy any claim by a Veeco Indemnitee, such Veeco Indemnitee shall have no further right to recover from the Company or any Stockholder and shall have no further claim against the Company or any Stockholder except to the extent any Damages incurred or claim made by any of the Veeco Indemnitees arises from or relates to fraud on the part of any Stockholder.

        8.03 INDEMNIFICATION BY VEECO. Veeco shall indemnify and hold harmless the Stockholders (the "STOCKHOLDER INDEMNITEES") and shall reimburse the Stockholder Indemnitees for any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Veeco or Acquisition in this Merger Agreement or in any certificate or other document required to be delivered by Veeco or Acquisition pursuant to this Merger Agreement, (b) any failure by Veeco or Acquisition to perform or comply with any agreement to be performed or complied with by Veeco or Acquisition in this Merger Agreement or (c) the Stockholder Indemnitees' enforcement of the indemnification provisions contained herein. Notwithstanding the foregoing, Veeco shall have no liability under clause (a) or (b) of this
Section 8.03 until the aggregate amount of all Damages under such clauses exceeds $6,667, and then for all such Damages without deduction. Notwithstanding the foregoing, the maximum liability of Veeco pursuant to this Section 8.03 shall not exceed 6,573 Veeco Shares; PROVIDED that the limitations set forth in this Section 8.03 shall not apply to the extent of Damages arising from fraud.

        8.04 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMs. Promptly after receipt by an indemnified party under Section 8.02 or 8.03 of oral or written notice of a claim or the commencement of any proceeding against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would create a conflict of interest) to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case, subsequently incurred by such indemnified party in connection with the defense thereof. If an indemnifying party assumes the defense of such proceeding, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's reasonable consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and it does not, within fifteen (15) business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. All indemnification obligations of the parties hereto shall survive any termination of this Agreement pursuant to Article IX hereof; PROVIDED that any amounts payable by the indemnifying party shall be payable solely from the Veeco Shares held pursuant to the Escrow Agreement.

        8.05 EXCLUSIVE REMEDY. The rights of the Veeco Indemnitees and the Stockholder Indemnitees to be indemnified under this Article VIII shall be their exclusive remedy in respect of any matter against which indemnification is provided herein or would be provided but for the application of any temporal, monetary or other limitation established in this Article VIII. All other remedies that might otherwise be available under this Merger Agreement, at law or in equity, are hereby waived. Nothing in this Section 8.05 shall limit the right of a party to recover for actual fraud.

IX.     TERMINATION.

        9.01 TERMINATION EVENTS. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time without prejudice to any other rights or remedies either party may have:

                (a) by mutual written consent, duly authorized by the boards of directors of Veeco, Acquisition and the Company;

                (b) by either Veeco and Acquisition or the Company if any Governmental Authority shall have issued an order, decree, injunction or judgment or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable;

                (c) by either Veeco and Acquisition or the Company if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Time, on November 30, 1999; PROVIDED that the right to terminate this Merger Agreement under this Section 9.01(c) shall not be available to any party whose failure to fulfill any obligation under this Merger Agreement has been the cause of, or results in, the failure of the Effective Time to have occurred within such period;

                (d) by either Veeco and Acquisition or the Company if the Ion Tech Agreement has been terminated in accordance with its terms; or

                (e) by either Veeco and Acquisition or the Company by notice to the other if the satisfaction of any condition to the obligations of the terminating party has been rendered impossible.

        9.02 EFFECT OF TERMINATION. In the event this Merger Agreement is terminated pursuant to Section 9.01, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Article VIII and Sections 10.01, 10.02 and 10.03 shall survive. Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

        9.03 AMENDMENT. To the extent permitted by applicable law, this Merger Agreement may be amended by action taken by or on behalf of the respective boards of directors of the Company, Acquisition and Veeco, at any time; PROVIDED, HOWEVER, that no amendment shall be made which under the DGCL would require the further approval of the stockholders of Acquisition, and no amendment shall be made which under the CBCA would require the further approval of the stockholders of the Company without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

X.      MISCELLANEOUS.

        10.01 CONFIDENTIALITY. Between the date of this Merger Agreement and the Closing Date, each party will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in strict confidence, all written, oral or other information obtained from another party in connection with this Merger Agreement or the transactions contemplated hereby, including, without limitation, sources of supply, vendors, customers, costs, pricing practices, trade secrets and other Intellectual Property, salaries and wages, employee benefits, financial information, business plans, budgets, marketing plans and projections and all other proprietary information (collectively, the "CONFIDENTIAL INFORMATION"), unless (i) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby and the other party consents to such disclosure or (ii) the furnishing or use of such information is required by law. If the transactions contemplated by this Merger Agreement are not consummated, each party receiving another party's Confidential Information will return or, at the disclosing party's option, destroy all of such Confidential Information, including, but not limited to, all copies thereof and extracts therefrom and shall not use such Confidential Information in any manner which may be detrimental to the disclosing party or its Affiliates. Notwithstanding the foregoing, the Company may inform employees of the Company as they deem necessary or desirable of the existence of this Merger Agreement.

        10.02 EXPENSES. Except as expressly otherwise provided herein, each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Merger Agreement and the Ion Tech Agreement and the transactions contemplated hereby and thereby, including all fees and expenses of agents, representatives, counsel, accountants and investment banks; PROVIDED, that the Company shall pay for up to $1.1 million of its own such expenses, and any such expenses incurred by the Company in excess of $1.1 million shall be paid by the Stockholders.

        10.03 PUBLIC ANNOUNCEMENTS. Subject to any requirement of applicable law, all public announcements or similar publicity with respect to this Merger Agreement or the transactions contemplated hereby shall be issued only with the consent of Veeco and the Company. Unless consented to by each party hereto in advance prior to the Closing, all parties hereto shall keep the provisions of this Merger Agreement strictly confidential and make no disclosure thereof to any Person, other than such party's respective legal and financial advisors, subject to the requirements of applicable law or securities exchange regulations.

        10.04 SUCCESSORS. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        10.05 FURTHER ASSURANCES. Each of the parties hereto agrees that it will, from time to time after the date of this Merger Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Merger Agreement.

        10.06 WAIVER. Any provision of this Merger Agreement may be waived at any time by the party which is entitled to the benefits thereof. No such waiver shall be effective unless in writing and signed by the Company, Veeco and Acquisition.

        10.07 ENTIRE AGREEMENT. This Merger Agreement (together with the certificates, agreements, Exhibits, Schedules, instruments and other documents referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and super sedes all prior agreements, both written and oral, with respect to such subject matter.

        10.08 GOVERNING LAW. THIS MERGER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES EXCEPT TO THE EXTENT THAT CERTAIN MATTERS ARE PREEMPTED BY FEDERAL LAW OR ARE GOVERNED BY THE LAW OF THE JURISDICTION OF ORGANIZATION OF THE RESPECTIVE PARTIES.

        10.09 ASSIGNMENT. Neither Veeco, Acquisition nor the Company may assign this Merger Agreement to any other Person without the prior written consent of the other parties hereto.

        10.10 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by telecopy (transmission confirmed), (c) on the fifth business day following mailing by registered or certified mail (return receipt requested), or (d) on the next business day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and telecopy numbers (or at such other address or telecopy number for a party as may be specified by like notice):

                    If to Veeco or Acquisition:

                    Terminal Drive
                    Plainview, New York 11803
                    Attention:  Edward H. Braun,
                                Chairman, President and Chief Executive Officer
                    Telephone:  (516) 349-8300
                    Telecopy:   (516) 349-9079

                           With a copy to:

                           Kaye, Scholer, Fierman, Hays & Handler, LLP
                           425 Park Avenue
                           New York, New York 10022
                           Attention:  Rory A. Greiss, Esq.
                           Telephone:  (212) 836-8261
                           Telecopy:    (212) 836-7152

                           If to the Company:

                           2330 East Prospect
                           Fort Collins, Colorado 80525
                           Attention:  Gerald Issacson
                                       President
                           Telephone: (970) 221-1807
                           Telecopy: (970) 493-1439

                           And to:

                           Paul D. Reader
                           1213 Lindenwood Drive
                           Fort Collins, Colorado 80524

                           With a copy to:

                           The Dow Law Firm, LLC
                           323 S. College Avenue, Suite 7
                           Fort Collins, Colorado 80524
                           Attention: Timothy Dow, Esq.
                           Telephone: (970) 498-9900
                           Telecopy: (970) 498-9966

        10.11 HEADINGS. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

        10.12 COUNTERPARTS. This Merger Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.


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

        10.13 EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Merger Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

        10.14 SEVERABILITY. The invalidity of any term or terms of this Merger Agreement shall not affect any other term of this Merger Agreement, which shall remain in full force and effect.

        10.15 NO THIRD-PARTY BENEFICIARIES. There are no third party beneficiaries of this Merger Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon any one other than the parties hereto (and their permitted successors and assigns) any right to insist upon or to enforce the performance of any of the obligations contained herein.






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


         IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.


                             VEECO INSTRUMENTS INC.


                             By: /s/ EDWARD H. BRAUN
                                 --------------------------------------------
                                 Name: Edward H. Braun
                                 Title: President and Chief Executive Officer


                             TULAKES REAL ESTATE INVESTMENTS, INC.


                             By: /s/ PAUL D. READER
                                 ------------------------------------
                                 Name: Paul D. Reader
                                 Title: President

                             VEECO REAL ESTATE CORP.


                             By: /s/ EDWARD H. BRAUN
                                 ------------------------------------
                                 Name: Edward H. Braun
                                 Title: President


                             /s/ PAUL D. READER
                             ----------------------------------------
                             Paul Reader


                              /s/ GERALD ISAACSON
                             ----------------------------------------
                             Gerald Isaacson





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